THESE SECURITIES BEING OFFERED HEREIN IN THIS SHARE EXCHANGE AGREEMENT HAVE NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR STATE REGULATORY AUTHORITY. THE SECURITIES BEING OFFERED IN EXCHANGE FOR OTHER EQUITY OWNERSHOP IS HEREBY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THE EQUITY EXCHANGE RATE WAS DETERMINED ARBITRARILY BY THE BUYER AND SELLER AND BEARS NO RELATIONSHIP TO THE ASSETS, EARNINGS, BOOK VALUE, CURRENT OR FUTURE TRADING PRICE OF THE SHARES, OR ANY OTHER CRITERIA OF VALUE.

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement for the exchange of equity (hereinafter referred to as the “Agreement”) effective as of March 25, 2026, by and between Newport Gold, Inc., a Nevada corporation, (the “Issuer”), with a corporate address at 168 Queen Street South Mississauga, ON L5M1K8, Canada, along with its controlling shareholder, the Estate of Derek Bartlett (the “Estate”); and ROI Dealership Consulting, LLC, NFI Holdings, LLC, and NFI Auctions, LLC, each of which are Pennsylvania limited liability companies with a corporate address of 10093 W Main Street North East, PA 16428 and which are collectively referred to as  (the “NFI Companies”); and The Equity Owners of the NFI Companies listed in Exhibit “A” (hereinafter collectively referred to as the “Equity Holders”).  The Issuer, the Estate, the Companies, and the Equity Holders are hereinafter referred to collectively as the “Parties” or individually as a “Party” herein and as context may require.

Recitals

WHEREAS, the Parties have prepared this Agreement to govern the exchange of 100.00% of the equity ownership of the of the NFI Companies in exchange for restricted shares of Common Stock of the Issuer held by the Estate, as more fully described herein (the “Exchange Stock”);

WHEREAS, this Agreement is intended to be the full and final expression of the Parties with regards to the proposed Equity Exchange, the intended direct result of which is for the NFI Companies, and each of them, to become wholly-owned subsidiaries of the Issuer by virtue of this Agreement.

WHEREAS; upon full execution of this Agreement by the Parties as defined herein, the Issuer shall cause the Estate to deliver to the Equity Holders of the NFI Companies all consideration called for in Exhibit “A” and the NFI Companies’ Equity Holders shall deliver to the Issuer the requisite membership units to equal 100.00% control of the NFI Companies along with any necessary resignations of managers or control persons thereof to, or as instructed by the Issuer and its legal counsel; AND

WHEREAS; it is the express understanding of the Parties to this Agreement that this transaction, and the definitive Agreement contemplated hereby setting forth the terms and conditions of such same transaction, shall be characterized as an “Equity Exchange Agreement” which shall qualify as a tax-free reorganization under Section 354 of the Internal Revenue Code of 1986, as amended (the “Code”).

Terms of Agreement

In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration, the Parties hereto agree as follows:

1.TERMS

Subject to the terms and conditions of this Agreement, the Issuer, NFI Companies, and the Equity Holders agree to and confirm the following:

1.1The consummation of the equity exchange and the delivery of proceeds (the equity exchange) in conjunction with the transactions contemplated by this Agreement shall be complete on or before March 25, 2026, 5:00 p.m. EST (the “Date of Closing”). By this Date of Closing, the Parties, and each of them, shall have executed this Agreement and the NFI Companies have completed all deliverables at which such time the Issuer shall deliver the requisite seventy six million sixty eight thousand seven hundred and fifty (76,068,750) shares of restricted Common Stock to be distributed to the Equity Holders and the Service Providers (as defined hereunder) as further set forth in Exhibit “A” within five (5) days thereafter. As such, all Parties agree that upon full and final execution of this Agreement as defined herein, the Issuer will be the 100.00% owner of the NFI Companies and the Equity Holders will be the beneficial owners of the aforementioned shares of Common Stock of the Issuer with all the rights and privileges that come with such ownership.

1.2In the event this transaction has not closed by the Closing Date, this Agreement shall become null and void, unless extended by mutual written consent of the Parties. The Closing is subject to the completion of due diligence by all Parties to this Agreement and delivery of title to all assets, claims, etc.

1.3As stated in subsection 1.1 above, the Issuer after the Closing shall issue to the Equity Holders of the NFI Companies the requisite Exchange Stock of the Issuer as set forth in Exhibit “A” in exchange for 100.00% of the issued and outstanding equity ownership of NFI Companies (the “Private Share Capital”), such that control of the NFI Companies shall be acquired by the Issuer as a wholly owned subsidiary of the Issuer;

1.4The Issuer shall execute any and all documentation to reflect the intent of the Parties to this Agreement that the NFI Companies shall be retained as a control owned subsidiary of the Issuer including without limitation, the written consent of its Board of Directors which is attached hereto as Exhibit “B” which shall approve the execution of this Agreement including the issuance of equity required hereby;

1.5This transaction is subject to delivery by the Issuer, NFI Companies, and Equity Holders of all required documents prior to and during closing to effectuate the transaction as contemplated by the terms and conditions of this Agreement; AND

1.6The Issuer and NFI Companies shall take all necessary corporate actions so that at the Date of Closing, all actions required of Issuer will be in accordance with its Corporate Bylaws and in compliance with applicable state and federal securities laws.

1.7The Conditions of Closing including all Pre and Post Effective Events are defined at “Exhibit E” hereto.

2.CLOSING

2.1Issue to the Equity Holders of the NFI Companies (as described under subsection 1.1 of this Agreement): seventy six million sixty eight thousand seven hundred and fifty   (76,068,750) shares of restricted shares of Common Stock as set forth in Exhibit “A” (the “Exchange Stock”).

3.REPRESENTATIONS OF THE ISSUER

The Issuer is in good standing under the laws of Nevada and has all necessary corporate powers to own properties and carry on a business and is duly qualified to do business and is in good standing in Nevada.  All actions taken by the incorporators, directors and shareholders of Issuer have been valid and in accordance with the laws of the State of Nevada.

3.1Organization.  The Issuer is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and it has all necessary corporate powers to own properties and carry on a business and is duly qualified to do business and is in good standing in the jurisdictions where qualification is required.  All actions taken by the incorporators, directors, and stockholders of Issuer have been valid and in accordance with the laws of the State of Nevada. The Issuer was organized in the State of Nevada on or about July 16, 2003.

3.2Ability to Carry Out Obligations. The Issuer has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Issuer and the performance by Issuer of its obligations hereunder will not cause, constitute, or conflict with or result in: (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Issuer is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Issuer to be liable to any party; or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of Issuer.

3.3Full Disclosure.  None of the representations and warranties made by the Issuer in this Agreement, contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading, subject to the requirements of Regulation FD of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

3.4Contract and Leases.  The Issuer is currently carrying on its business and is not a party to contracts, agreements, or lease other than those items disclosed on the Issuer’s balance sheet and most recently available public disclosure(s). No person holds a power of attorney for the Issuer.

3.5Compliance with Applicable Laws.  To the best of its knowledge, Issuer has complied with all federal, state, and local statutes, laws, and regulations pertaining to Issuer and for this transaction.  To the best of its knowledge, Issuer has complied with all federal and state securities laws in connection with the issuance, sale, and distribution of its securities insofar as it relates to this transaction.

3.6Litigation.  The Issuer is not and has not been a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Issuer, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Issuer, and Issuer is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Issuer represents and warrants that there are no outstanding judgments, lawsuits, or material claims against the Issuer as of the date of this agreement.

3.7Conduct of Business.  From inception to the date of this Agreement, the Issuer has conducted its business in the normal course, and has not: (1) sold, pledged, or assigned any assets, other than in the ordinary course of business; (2) incurred any liabilities, other than in the ordinary course of business; (3) acquired or disposed of any assets, other than in the ordinary course of business; (4) entered into any contract, other than in the ordinary course of business; (5) guaranteed obligations of any third party which has not been fully disclosed to the NFI Companies or the Equity Holders; or (6) entered into any other transaction, other than in the ordinary course of business.

3.8Documents.  All minutes, consents, or other documents pertaining to Issuer to be delivered at Closing shall be valid and in accordance with the laws of the State of Nevada.

3.9Title.  At the Closing, the Exchange Stock issued as part this Agreement to the Equity Holders shall be: (i) fully paid; (ii) non-assessable; and (iii) free and clear of all liens, security interests, pledges, charges, claims, encumbrances, and restrictions of any kind.

3.10SEC Exemption – Upon execution of this Agreement, the Exchange Stock will be issued pursuant to a federal transactional exemption from registration as provided under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and as such, will contain a restrictive legend which shall state it cannot be resold except under an effective registration statement pursuant to the Securities Act or pursuant to Rule 144.

3.11Brokers.  The Issuer has not retained any broker or finder to which compensation would be due in connection with this transaction.

4.REPRESENTATIONS AND WARRANTIES OF THE NFI EMPIRE COMPANIES.

The Companies, and each of them, represents and warrants to Issuer the following:

4.1Organization.  The NFI Companies, and each of them, are organized, validly existing, and in good standing under the laws of State of Pennsylvania and have all necessary corporate powers to own properties and carry on a business and is duly qualified to do business and is in good standing in the jurisdictions where qualification is required.  All actions taken by the managers and Equity Holders of the NFI Companies have been valid and in accordance with the laws of the State of Nevada. The NFI Companies were organized in the State of Pennsylvania on or about February 1, 2019.

4.2Capital.  The authorized capital stock of NFI Companies consists of the Equity Holders and their respective Private Share Capital as set forth at Exhibit “A” hereto.

4.3Wholly Owned Subsidiary Upon execution of this Agreement and completion of the transaction contemplated herein, the NFI Companies will become a wholly owned subsidiaries of the Issuer.

4.4Financial Statements.  The NFI Companies, and each of them, are private limited liability companies (e.g., formed in the State of Pennsylvania) and to date have not prepared any audited financial statements. The Manager(s) and the Equity Holders are not aware of any issues, however, which would prevent an audit. A complete file of all NFI Companies books, records, files, financial documents, bank statements, etc. will be provided to the Issuer after the Date of Closing, as certified at Exhibit “C” hereto. In lieu of financial statements, as the NFI Companies are recently formed the NFI Companies will provide title to all assets, all chattels, any pending contracts, or capital accounts.

4.5Ability to Carry Out Obligations.  The NFI Companies have the right, power, and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement by the NFI Companies and the performance by the NFI Companies of their collectively obligations hereunder will not cause, constitute, or conflict with or result in: (a) any breach of violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, operating agreement, or other agreement or instrument to which the NFI Companies are a party, or by which either of them may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would cause the NFI Companies to be liable to any party; or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of the NFI Companies.

4.6Full Disclosure.  None of the representations and warranties made by the NFI Companies, and each of them, herein contains any untrue statement of a material fact or omits any material fact the omission of which would be misleading.

4.7Compliance with Applicable Law.  The NFI Companies have complied with, and are not in violation of any federal, state, or local statute, law, and/or regulation pertaining to them.  The NFI Companies have complied with all federal and state securities laws in connection with the issuance, sale, and distribution of its securities. None of the Equity Owners of the NFI Companies or the Service Providers are banned persons by the SEC or have past events which would otherwise impair or impede the ability of the Issuer to maintain its good standing with the SEC, FINRA, or OTC Markets Group, Inc.

4.8Litigation.  The NFI Companies are not currently, or at any time since inception of the NFI Companies until the execution of this Agreement been involved in any civil litigation or regulatory actions by state/federal agencies of government. As stated above in §3(e) of this Agreement, the NFI Companies is not aware of any pending, threatened, or asserted claims, lawsuits or contingencies involving its capital stock, officers, directors or equity owners. To the extent there have been any past lawsuits related to the NFI Companies, its business, its assets, or its equity owners or officers/directors, the NFI Companies will provide copies of the same to the Issuer.

4.9Conduct of Business.  From inception to the date of this Agreement, the NFI Companies have conducted its business in the normal course, and has not: (1) sold, pledged, or assigned any assets, other than in the ordinary course of business; (2) incurred any liabilities, other than in the ordinary course of business; (3) acquired or disposed of any assets, other than in the ordinary course of business; (4) entered into any contract, other than in the ordinary course of business; (5) guaranteed obligations of any third party which has not been fully disclosed to the NFI Companies or the Shareholders; or (6) entered into any other transaction, other than in the ordinary course of business.

4.10Documents.  All minutes, consents, or other documents pertaining to the NFI Companies and to be delivered by the NFI Companies to Issuer, are true, complete, and correct, and are valid and in accordance with applicable law.

4.11Title.  The Exchange Stock to be delivered to the Issuer by the Equity Holders will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances, and restrictions of any kind.  None of the Exchange Stock is subject to any voting trust or agreement.  No person holds or has the right to receive any proxy or similar instrument with respect to the Exchange Stock, except as provided in this Agreement.  The NFI Companies is not a party to any agreement that offers or grants to any person the right to purchase or acquire any of the Exchange Stock. There is no applicable local, state, or federal law, rule, regulation, or decree which would, because of the transfer of the Exchange Stock to Issuer, impair, restrict, or delay Issuer’s voting rights with respect to the Exchange Stock.

4.12Independent Counsel.  The NFI Companies and the Equity Holders represent and warrant that prior to Closing, that they are represented by independent counsel or have had the opportunity to retain independent counsel to represent them in this transaction and that prior to Closing, Counsel for the NFI Companies and the Equity Holders have not represented either the Issuer or Issuer’s shareholders in any manner whatsoever known to the NFI Companies.

4.13Brokers.  The NFI Companies and/or the Equity Holders have not retained any broker or incurred any obligation to pay a commission to any third party, other than to the Service Providers which include Ted D. Campbell, II, Rosario DeMasi, John E. Dolkart, Jr., and Boris Zeiger (or their designated holding companies), each of whom have provided valuable services in the form of legal, consulting and transfer agency services to facilitate the transaction(s) or series of transaction(s) contemplated by this Agreement and for the benefit of the shareholders of the Issuer.

4.14Conflicts of Interests of Issuer.  The NFI Companies and its Equity Holders have reviewed and understand the conflicts of interests, if any, between the Issuer, and its officers and directors, if any, note specifically, the above acknowledgment of the performance of services by the Service Providers.

5. INDEMNIFICATION.

In consideration of the Issuer’s purchase of all Private Share Capital of the NFI Companies through this Agreement, the NFI Companies and the Equity Holders shall defend, protect, indemnify and hold harmless the Issuer and all of its affiliates, stockholders, officers, directors, employees and direct or indirect investors and any of the foregoing Person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to the intellectual property rights to Technology and its proprietary uses that are the subject of this Agreement.

6.DOCUMENTS TO BE DELIVERED AT CLOSING.

6.1BY THE ISSUER:

(1)Resolution of the Board of Directors (e.g., Unanimous Written Consent of the Directors”) authorizing the transfer seventy-six million, sixty-eight thousand, seven hundred and fifty shares (76,068,750) of restricted Common Stock of the Issuer (The “Exchange Stock”) to be delivered to the Equity Holders required to be issued upon the Date of Closing as defined in this Agreement attached hereto as Exhibit “B”.

(2)The Exchange Stock issued by the Issuer shall be registered in the name of the Equity Holders of the NFI Companies as set forth in Exhibit “A”.

(3)Any such other resolutions of Issuer directors may reasonably be required by the NFI Companies and the Equity Holders.

(4)Such other agreements relating to the transaction may reasonably be required by the NFI Companies or the Equity Holders.

(5)Receipt from the Issuer of all due diligence materials requested by the NFI Companies or its representatives, in a form satisfactory to the NFI Companies in its sole discretion.

(6)Designations of Preferred Series A and B Shares with shareholder consent as filed with and approved by the State of Nevada.

6.2BY THE NFI COMPANIES AND THE SHAREHOLDERS:

(1)Delivery to the Issuer, certificates or certified/official documentation evidencing the Private Share Capital stock certificates(s) in the NFI Companies, and such stock powers as are required in order to transfer to Issuer good and marketable title to the NFI Companies.

(2)Originals and Copies of the basic corporate records, Articles of Incorporation and Bylaws and any periodic filings with the Secretary of State for the NFI Companies’ state of incorporation/organization. The NFI Companies shall retain all other records at its current principal address until such time as they are requested of it in writing by the Issuer.

(3)Any other corporate resolutions or shareholder agreements of the NFI Companies and the Equity Holders as may reasonably be required by Issuer.

(4)Any such other agreements relating to the transaction may reasonably be required by the Issuer.

(5)Receipt by the Issuer of all due diligence materials requested of the NFI Companies or its representatives, in a form satisfactory to the Issuer in its sole discretion.

7.POST-CLOSING AGREEMENTS.

7.1Further Assurances.  The Parties shall execute such further documents, agreements, resolutions, etc. and perform such further acts, as may be necessary to effect the transactions contemplated hereby, on the terms herein contained and otherwise to comply with the terms of this Agreement, provided, that, except as contemplated by this Agreement, no party shall be required to waive any right or incur an obligation in connection therewith.

7.2Indemnification of Directors and Officers.  Since Inception up to and including the period after the Closing Date, Issuer shall: (a) maintain in effect the current provisions regarding the indemnification of officers and directors contained in Issuer’s Certificate of Incorporation and Bylaws; provided, however, Issuer may adopt new indemnification provisions no less favorable than the current provisions as to the persons who served as directors and officers of Issuer prior to the Closing Date; and (b) indemnify the persons who served as directors and officers of Issuer prior to the Closing Date to the fullest extent to which Issuer is permitted to indemnify such officers and directors under its Certificate of Incorporation and Bylaws and applicable law as in effect immediately prior to the Closing Date.

7.3Transfer of any Assets listed in Exhibit D must be complete at Closing or resolved to the satisfaction of the Issuer’s Board of Directors.

7.4Issuance of Preferred Series A and B Shares as required hereby.

8.RELATED PARTY TRANSACTION.

The Issuer has enacted a Related Party Transaction which inter alia defines "Related Party Transaction" means any transaction, arrangement or relationship, or any series of similar transactions, arrangements, or relationships, in which (i) the Officer, Director or any of its subsidiaries is or will be a participant, and (ii) any Related Party has or will have a direct or indirect interest. This also includes any material amendment or modification to an existing Related Party Transaction although no evidence exists to deem the Agreement as such as the NFI Companies, a related party transaction at such time, however the board of directors of the Issuer shall conduct a supplemental review at closing of this any other pendent or unresolved matters.

9.GOVERNING LAW, VENUE, AND JURISDICTION.

The Parties (and each of them) agree and irrevocably submit to the jurisdiction of the courts of Clark County, Nevada (State or Federal) for the resolution of any disputes, which may arise between them in relation to this Agreement or any of the other events contemplated hereby.  The laws of the State of Nevada shall govern the interpretation of this Agreement Any subsequent dispute(s), which may arise and any claims as to forum non conveniens or for lack of personal or subject matter jurisdiction over the Agreement and related instrument.

10.MISCELLANEOUS.

10.1Captions and Headings.  The headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

10.2Modifications.  This Agreement and any provision hereof may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

10.3Non-Waiver.  Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (1) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions; (2) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure; and (3) no waiver of any party of one breach by another party shall be construed as a waiver with respect to any subsequent breach.

10.4Time of Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

10.5Entire Agreement.  This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.

10.6Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by electronic mail, as follows:

To the Issuer:	To the NFI Companies:

NEWPORT GOLD, INC.	THE NFI COMPANIES
168 Queen Street South	10093 W Main Street
Mississauga, ON L5M1K8	North East, PA 16428
CANADA	USA

To the NFI Equity Holders:	To the Estate:

THE NFI EQUITY HOLDERS	ESTATE OF DEREK BARTLETT
10093 W Main Street	5495 Edencroft Crest
North East, PA 16428	Mississauga, Ontario
USA	CANADA

10.7.Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, including electronic format.

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IN WITNESS WHEREOF, this Share Exchange Agreement shall be effective on the date of the last Party listed below electronically sign such same said Agreement.

FOR THE ISSUER:

By: /s/ Anthony McCabe	By: /s/ John Arnold
Name: Anthony McCabe	Name: John Arnold
Title: Director	Title: Director

FOR THE ESTATE:

By: /s/ Cindy Bartlett

Name: Cindy Bartlett

Title: Executrix

FOR THE NFI COMPANIES (and EQUITY HOLDERS):

By: /s/ Justin Fried	By: /s/ Chris J. Nichols
Name: Justin Fried	Name: Chris J. Nichols
Title: Manager and Shareholder	Title: Manager and Shareholder

By: /s/ Brad Belcher

Name: Brad Belcher

Title: Shareholder

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EXHIBIT “A”

EXCHANGE TABLE AND DELIVERY SCHEDULE

Name of the Equity Holder of the NFI Companies	Address of the Equity Holder of the NFI Companies	Ownership of the NFI Companies Provided to Issuer (Private Equity Capital)	Equity of Issuer Being Issued to Equity Holder (Exchange Stock)
Chris J. Nichols	7185 Wells Ave Navarre, FL 32566	100% of the “Private Equity Share Capital” or 1000 shares of common stock.	23,124,062 “Exchange Stock”
Justin Fried	6720 Manchester Farms Rd. Fairview, PA 16510	100% of the “Private Equity Share Capital” or 1000 shares of common stock.	33,034,375 “Exchange Stock”
Brad Belcher	4223 Regis Drive Erie, PA 16150	100% of the “Private Equity Share Capital” or 1000 shares of common stock.	9,910,313 “Exchange Stock”
Chris J. Nichols	7185 Wells Ave Navarre, FL 32566		2,625,000 Series B Preferred
Justin Fried	6720 Manchester Farms Rd. Fairview, PA 16510		3,750,000 Series B Preferred
Brad Belcher	4223 Regis Drive Erie, PA 16150		1,125,000 Series B Preferred
Ted D. Campbell, II	360 NW Vermont St. Bend, OR 97703		3,500,000 Common Stock
John E. Dolkart, Jr., Esq.	100 Pine Street, Suite 1250 San Francisco, CA 94111		3,500,000 Common Stock
Rosario DeMasi	200 Fairbank Ave North York, ON M6B 1G1		1,500,000 Common Stock
Boris Zeiger	200 Fairbank Ave North York, ON M6B 1G1		1,500,000 Common Stock
TOTAL OF COLUMNS (IF APPLICABLE)		100.00% of the Membership Units in NFI Companies “Private Equity Capital”	76,068,750 shares of Common Stock “Exchange Stock” 7,500,000 shares of Preferred Series B Stock.

EXHIBIT “B”

CORPORATE RESOLUTION AND MAJORITY WRITTEN CONSENT

Approval of Share Exchange Agreement

WRITTEN CONSENT OF

THE BOARD OF DIRECTORS OF NEWPORT GOLD, INC.

The undersigned, being all of the directors of NEWPORT GOLD, INC. (the “Corporation”), a Nevada corporation, does hereby certify that pursuant to the authority conferred upon the Board of Directors by its Articles of Incorporation (and amendments thereto), Corporate Bylaws, and the laws of the State of Nevada (Chapter 78 – Private Corporations - Nevada Revised Statutes), the Board of Directors, by unanimous written consent, approved and adopted the following resolutions without a duly called meeting pursuant to this Written Consent (referred to hereinafter as the “Written Consent”):

WHEREAS, a meeting was called on the afternoon of March 25, 2026 at 1:00 p.m. Eastern Standard Time, with notice provided to all members of the Board of Directors to agree on the form and contents of the written agreements to affect a closing a proposed transaction with the NFI Empire Companies (hereinafter referred to as “NFI EMPIRE”);

WHEREAS, during December 2025, the Corporation entered negotiations to purchase 100% of the membership interests of NFI EMPIRE and signed an LOI on December 30, 2025. However, there were compliance issues to resolve before the Issuer could do so, with these issues now resolved the Issuer can proceed with the transactions contemplated by the LOI;

FURTHER, as such, on or about March 25, 2026, the Corporation has entered into a “Share Exchange Agreement” with the NFI EMPIRE whereby the Corporation will acquire 100.00% ownership of the NFI EMPIRE for seventy-six million, sixty-eight thousand, seven hundred and fifty shares (76,068,750) of restricted Common Stock of the Corporation making the NFI EMPIRE, and each of them, a wholly owned subsidiary of the Corporation;

NOW THEREFORE, the Board of Directors hereby unanimously adopt the following resolutions which shall have the same force and effect as if adopted at a duly called meeting of the Board of Director, and as such, it is:

RESOLVED, that Corporation hereby approves the execution of the Share Exchange Agreement between the NFI EMPIRE and the Corporation by its officers and directors; and it is further

RESOLVED, upon full counter execution of the Share Exchange Agreement by the NFI EMPIRE and the Equity Holders as defined in the Share Exchange Agreement, the Issuer will issue seventy-six million, sixty-eight thousand, seven hundred and fifty shares (76,068,750) of restricted Common Stock of the Corporation to the Equity Holders of the NFI EMPIRE including the Service Providers, as set forth in Exhibit “A” the Share Exchange Agreement.

FURTHER RESOLVED, that the officers of the Corporation are hereby authorized to do such further acts and things and execute any and all documents and instruments, both original and amendatory, of every kind and character on behalf of the Corporation as may be necessary or appropriate, in said officer’s judgment, to effectuate the terms of the and to carry out the purpose of these Resolutions;

IN WITNESS WHEREOF, we have caused this instrument to be duly executed this 25th day of March 2026.

By: /s/ Anthony McCabe	By: /s/ John Arnold
Name: Anthony McCabe	Name: John Arnold
Title: Director	Title: Director

SHAREHOLDER CONSENT

TO WRITTEN CONSENT BY NEWPORT GOLD, INC.

The Undersigned, being the majority controlling shareholder of NEWPORT GOLD, INC., a Nevada Corporation (the “Corporation”) hereby consent to the following actions and will instruct the officers, directors, and agents of the Corporation enter this Majority Shareholder Approval into the minutes of the Corporation and part of its official corporate records.

Whereas, the Undesigned, is the majority controlling shareholder of the Corporation with ninety-six million, sixty-eight thousand, seven hundred and fifty shares (96,068,750) of Common Stock of the Corporation of which four hundred million (400,000,000) are currently authorized and two hundred sixty-two million, two hundred seventy-one thousand, eight hundred and eighty-six (262,271,886) are outstanding as of the present date.

Whereas, the Undersigned, as majority controlling shareholder of the Corporation approves the above Action by Written Consent of the Board of Directors to enter into the above entitled Share Exchange Agreement with the NFI Companies;

Whereas, the undersigned, was invited by the Board of Directors to attend the meeting dated March 25, 2026.

/s/ Cindy Bartlett	March 25, 2026
By: Cindy Bartlett	Dated
Title: Executrix of the Estate of Derek Bartlett

List Shares Owned: 96,068,750 Common Shares

EXHIBIT “C”

CERTIFICATION AND PERSONAL GUARANTEE

OF SOLE OFFICER, DIRECTOR AND SHARHOLDER OF

THE NFI EMPIRE COMPANIES

(each Pennsylvania limited liability companies)

I, the undersigned, am the duly authorized manager(s) of ROI Dealership Consulting, LLC, NFI Holdings, LLC, and NFI Auctions, LLC, (hereinafter “the NFI Companies”) each of which are duly formed Pennsylvania limited liability companies.

The undersigned, as the manager(s) of the NFI Companies hereby warrants and represents that they have undertaken a complete and thorough review of the NFI Companies’ books and records including, but not limited to the NFI Companies’ records relating to the following:

(A)The Certificates of Organization and Good Standing which evidence that the NFI Companies were duly formed in the state of Pennsylvania as private for profit LLC’s with; (ROI Dealership Consulting, LLC- DBA NFI Empire) 200 membership units on February 1, 2019, NFI Holdings, LLC 100 membership units on February 1, 2019, and NFI Auctions, LLC 100 membership units on August 17, 2021.

(B)I have served as the NFI Companies’ executive officer since the date of formation until the present date and no other person(s) have served in such capacity. In addition, I have acted as the NFI Companies’ operations manager approximately one year prior to the date of formation of the NFI Companies when it operated as an unincorporated association up and until the present date.  This work has included, among other things, managing the day-to-day affairs of the NFI Companies subject to our oversight the sole executive officer, director and shareholder.

(C)The only other Private Share Capital interests which exist other than myself are listed in the above “Exchange Table and Delivery Schedule (Exhibit “A” to Agreement above) and there is no other person(s) which now exist with any claims, pending or threatened, regarding third party(s) claims to any form of equity ownership or Private Share Capital in the NFI Companies. Again, the Private Share Capital interests which are reflected in the above Exhibit A: Exchange Table and Delivery Schedule are un-certificated and has been reflected in balance form only on the books and records of the NFI Companies.

(D)The NFI Companies including ROI Dealership Consulting (DBA NFI Empire), NFI Holdings LLC, NFI Auctions LLC, hold title to all real property, fixtures, furnishings and equipment located at 10120 West Main Road, North East PA and all furnishings, parts, supplies and equipment located at 10093 West Main Road, North East PA. Additionally, NFI Companies hold full ownership of all logos, brand, digital assets, websites, social media handles, databases, and digital content.   No other third parties have any right, claim, title or interest in this technology or the property of the NFI Companies. To the extent any such claims are raised in the future, the NFI Companies will agree to indemnify and hold harmless the Issuer from such claims. To the extent there may be any property which inadvertently be titled in my name or the name of one of the other equity holders, such property will be immediately transferred to the NFI Companies hereafter without unnecessary delay.

(E)The Financial Reps & Warranties; The books and records provided to the Issuer in this Share Exchange Agreement. have been maintained pursuant to GAAP accounting standards. To the best of my knowledge there are no issues with the NFI Companies’ financial statements and books and records, which would prevent the completion of a FINRA/PCAOB audit.

(F)I understand that all of the representations set forth in this Certificate will be relied upon by the Issuer, its board of directors and its legal counsel in connection with the Agreement for the Exchange of Equity and Control Interests (the “Share Exchange Agreement”) between the Parties, to which this Certification is an Exhibit of.

(G)Any right, claim, title, or interest of any other entity or individual may have or its property real, intellectual, or otherwise has been transferred to us and the NFI Companies through a separate written agreement between the NFI Companies and third parties. To the fullest extent of our knowledge there are not any bona fide right, claim, title or interest which could be made by any other person(s) as to the NFI Companies’ assets, claims and interests, other than myself, the undersigned.

(H)I hereby affix my signature to this Certificate and hereby confirm the accuracy of the statements made herein under penalty of perjury of the laws of the state of Nevada.

Acknowledged, Approved and Agreed to:

By: /s/ Justin Fried	Dated: 03/25/2026
Name: ROI Dealership Consulting, LLC
Title: Justin Fried

Acknowledged, Approved and Agreed to:

By: /s/ Chris Nichols	Dated: 03/25/2026
Name: NFI Holdings, LLC
Title: Chris Nichols

Acknowledged, Approved and Agreed to:

By: /s/ Chris Nichols	Dated: 03/25/2026
Name: NFI Auctions, LLC
Title: Chris Nichols

EXHIBIT “D”

To Be Provided Under Separate Cover

List all titles to assets, claims, interests, accounts, rights, etc. owned by NFI Empire including but not limited to title transfer of any such item(s).

Provide true and correct copies of all titles to assets, claims, interests, accounts, rights, etc. owned by NFI Empire including but not limited to title transfer of any such item(s).

EXHIBIT “E”

Necessary Pre Closing Events:

•Restoration of Newport Gold, Inc. in Nevada;

•Complete OTC.ID Application and obtain OTC.IQ access;

•Designation of Preferred Series A and B Stock by Newport Gold, Inc.;

•Payment of Annual OTC.IQ access fee;

•Services Contract for Stacy McBee;

•Medallion Signature Guarantee of Stock Transfer by Cindy Bartlett; and

•Delivery of all Due Diligence by NFI Empire for PCAOB audit.

Necessary Post Closing Events:

•Initial Press Release;

•Contract for Services (Tony McCabe, et al)

•Resignation of all other directors (but for McCabe);

•Appointment of new NFI Empire officers and directors;

•Payment due to Heritage US Transfer Corp;

•Change of Control Requirements due to OTC Markets;

•Payment of New OTC.ID fee for NFI Empire; and

•Services Contracts ratified for Dolkart, Campbell, Heritage, et al.